Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 6 DATED MARCH 3, 2014

TO THE PROSPECTUS DATED MAY 31, 2013

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 31, 2013 as supplemented by Supplement No. 1, dated November 14, 2013, Supplement No. 2, dated December 2, 2013, Supplement No. 3, dated January 3, 2014, Supplement No. 4, dated February 3, 2014, and Supplement No. 5, dated February 5, 2014 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from February 1 through February 28, 2014, for each of our classes of common stock.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from February 1 through February 28, 2014.

Date	NAV per Share
	Class E	Class A	Class W	Class I
February 3, 2014	$6.95	$6.95	$6.95	$6.95
February 4, 2014	$6.95	$6.95	$6.95	$6.95
February 5, 2014	$6.94	$6.94	$6.94	$6.94
February 6, 2014	$6.94	$6.94	$6.94	$6.94
February 7, 2014	$6.94	$6.94	$6.94	$6.94
February 10, 2014	$6.95	$6.95	$6.95	$6.95
February 11, 2014	$6.95	$6.95	$6.95	$6.95
February 12, 2014	$6.95	$6.95	$6.95	$6.95
February 13, 2014	$6.95	$6.95	$6.95	$6.95
February 14, 2014	$6.95	$6.95	$6.95	$6.95
February 18, 2014	$6.95	$6.95	$6.95	$6.95
February 19, 2014	$6.95	$6.95	$6.95	$6.95
February 20, 2014	$6.96	$6.96	$6.96	$6.96
February 21, 2014	$6.96	$6.96	$6.96	$6.96
February 24, 2014	$6.96	$6.96	$6.96	$6.96
February 25, 2014	$6.96	$6.96	$6.96	$6.96
February 26, 2014	$6.95	$6.95	$6.95	$6.95
February 27, 2014	$6.95	$6.95	$6.95	$6.95
February 28, 2014	$6.95	$6.95	$6.95	$6.95

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.